Exhibit 5.1

                   [Proskauer Rose LLP Letterhead]


                                           June 29, 1998


Integrated Transportation Network Group Inc.
575 Lexington Avenue, Suite 410
New York, NY  10022

Dear Sirs:

          We have acted as special counsel to Integrated Transportation Network Group Inc. (the "Company"), a Delaware corporation, in connection with the preparation and filing of the Company's Registration Statement on Form S-1 (Registration No. 33-47879) (the "Registration Statement") under the Securities Act of 1933 relating to the proposed Reorganization (as defined in the Registration Statement) pursuant to which the Company will issue up to 7,623,000 shares of its common stock.

          We have made such investigation and examined such documents and records (including certificates of certain public officials and certificates furnished by officers of the Company) as we have deemed necessary, and on that basis we are of the following opinion:

          The shares of the Company's common stock to be issued by the Company in the Reorganization have been duly authorized and, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

          We consent to the use of our name under the caption "Validity of Shares" in the prospectus constituting a part of the Registration Statement and to the use of this opinion for filing as exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              /s/  Proskauer Rose LLP


                              PROSKAUER ROSE LLP